EXHIBIT 99

(KOGER LOGO)

KOGER EQUITY, INC.
225 NE Mizner Blvd., Suite 200
Boca Raton, Florida 33432

Contact:
Thomas C. Brockwell Senior Vice President Koger Equity, Inc. (561) 395-9666	NEWS

KOGER EQUITY, INC. PARTNERS WITH INVESTCORP TO ACQUIRE
FORT LAUDERDALE OFFICE BUILDING FOR $60.1 MILLION

BOCA RATON, Fla.—(BUSINESS WIRE)—January 15, 2004— Koger Equity, Inc. (NYSE:KE) today announced that Koger, through a subsidiary DownREIT limited partnership (“Koger LP”), has closed on the previously announced acquisition of all of the partnership interests in Broward Financial Centre in downtown Fort Lauderdale, Florida in a joint venture with an affiliate of Investcorp Properties Limited of New York (“Investcorp”), for approximately $60.1 million.

Broward Financial Centre is a 24-story, 325,000 square foot Class A office building located at the corner of Federal Highway (US-1) and Broward Boulevard. The property is 88% leased to a diverse roster of tenants including Franklin Templeton Corporate Services, Inc., the GSA (U.S. Attorney’s Office) and Citibank. Constructed in 1985, the property underwent a significant renovation from 1996-2002 and is recognized as a “landmark” building on the Fort Lauderdale skyline. Broward Financial Centre is the third largest Class A office building in the Fort Lauderdale Central Business District.

Koger will own 30% of the joint venture, while Investcorp will own 70%. Koger will provide leasing and management services to the property.

Based on final valuations, Koger LP funded its portion of the joint venture equity in part by the issuance of 97,948 limited partnership units (“Units”), originally estimated to be 91,000 Units.

Estimates and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Koger Equity, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions; there can be no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company’s expectations are set forth as risk factors in the company’s SEC reports and filings, including its annual report on Form 10-K. Included among these factors are changes in general economic conditions, including changes in the economic conditions affecting industries in which its principal tenants compete; its ability to timely lease or re-lease space at current or anticipated rents to creditworthy tenants; its ability to achieve economies of scale over time; the demand for tenant services beyond those traditionally provided by landlords; changes in interest rates; changes in operating costs; its ability to attract and retain high-quality personnel at a reasonable cost in a highly competitive labor environment; future demand for its debt and equity securities; its ability to refinance its debt on reasonable terms at maturity; and its ability to complete current and future development projects on schedule and on budget. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements contained or incorporated by reference herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

About Koger Equity

Koger Equity, Inc. owns and operates 128 office buildings, containing 9.4 million rentable square feet, primarily located in 19 suburban office projects in 10 metropolitan areas in the Southeastern United States and Texas.

Additional information about Koger is available upon request to Investor Relations, 225 NE Mizner Blvd., Suite 200, Boca Raton, Florida 33432-4079, or call 1-800-850-2037, or visit Koger’s website at www.koger.com.